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                                                                    EXHIBIT 21.1

                       SUBSIDIARIES OF PALWEB CORPORATION

         Following is a list of subsidiaries of the registrant:

1.  Plastic Pallet Production, Inc., a Texas corporation;

2.  Plastic Pallet Support Equipment, Inc., a Texas corporation;

3.  Modular Plastic Pallets, Inc., a Texas corporation;

4. PP Financial, Inc., a Texas corporation;

5. PP Transport, Inc., a Texas corporation; and

6. PP Systrans, Inc., a Texas corporation.

7. Pace Holding, Inc., an Oklahoma corporation, as a wholly owned subsidiary of PP Financial, Inc.